Exhibit 99.1

TSS Inc. (Total Site Solutions)

Promotes Todd Marrott to Chief Operating Officer

Round Rock, TX – June 27, 2024 – Total Site Solutions (OTC: TSSI), a leader in end-to-end integration technology solutions for data centers and modular services, announced today the promotion of Todd Marrott to Chief Operating Officer (COO), effective July 1, 2024. Marrott joined TSS as the Senior Vice President of Operations in November 2022, bringing a wealth of experience and expertise that has since driven significant improvements across the organization.

“Todd's dynamic leadership style and deep operational expertise have had a huge impact on TSS,” said Darryll Dewan, Total Site Solutions CEO and President. “He has spearheaded a comprehensive overhaul of TSS’s Systems Integration business line, returning this business to operating profitability while driving planning and execution of significant enhancements to our production capacity to capitalize on the growing demand for high performance computing technologies.”

Marrott and his team led TSS to ISO certification and have created the operational infrastructure and discipline to serve the increased demand for integrating advanced generative AI solutions. Related, TSS has established a leadership position in the implementation of direct liquid cooling solutions. He has assembled a world-class team that is agile and responsive to customer needs and requirements in today’s rapidly evolving data center market.

“These multifaceted accomplishments are pivotal components in TSS’s strategic growth plan. We are at the beginning of the development of our capacity and capabilities. I am proud to recognize Todd for his efforts with this promotion,” added Dewan.

Prior to joining TSS, Marrott held the position of Vice President of Operations at Applied Technical Services from 2019 to 2022. Marrott’s background includes serving in executive-level roles at leading companies such as Flex, Solectron, and Moduslink, where he specialized in global operations, account management, and supply chain management. He has successfully launched multiple international operations in Asia, Mexico, and United States.

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About TSS, Inc.
TSS specializes in simplifying the complex. The TSS mission is to streamline the integration and deployment of high-performance computing infrastructure and software, ensuring that end users quickly receive and efficiently utilize the necessary technology. Known for flexibility, the company builds, integrates, and deploys custom, high-volume solutions that empower data centers and catalyze the digital transformation of generative AI and other leading-edge technologies essential for modern computing, data, and business needs. TSS's reputation is built on passion and experience, quality, and fast time to value. As trusted partners of the world's leading data center technology providers, the company manages and deploys billions of dollars in technology each year. For more information, visit www.tssiusa.com.

Contact:

Tad Druart

Tdruart@piercom.com